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                                                            EXHIBIT 3.1

                               State of Delaware                          PAGE 1

                       Office of the Secretary of State

                       _________________________________

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "ALTIGEN COMMUNICATIONS, INC." FILED IN THIS OFFICE ON THE FIFTH DAY OF MAY, A.D. 1999, AT 1:30 O'CLOCK P.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

                                [SEAL]        /s/ Edward J. Freel
                                             -----------------------------------
                                             Edward J. Freel, Secretary of State

                                             AUTHENTICATION:  9726433

                                                       DATE:  05-05-99
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                          CERTIFICATE OF INCORPORATION

                        OF ALTIGEN COMMUNICATIONS, INC.

                                   ARTICLE I

     The name of this corporation is AltiGen Communications, Inc. (the "Corporation")

                                  ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle. The name of its registered agent at such office is The Corporation Trust Company.

                                  ARTICLE III

     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV

A.   Authorized Stock.  The Corporation is authorized to issue two classes of
     ----------------
stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the Corporation is authorized to issue is 60,000,000 shares. The number of shares of Preferred Stock authorized to be issued is 20,000,000 shares, with a par value of $0.001 per share, of which 2,729,856 shares shall be designated as Series A Preferred Stock, 2,495,286 shares shall be designated as Series B Preferred Stock, 5,999,995 shares shall be designated as Series C Preferred Stock and 6,000,000 shares shall be designated as Series D Preferred Stock. The number of shares of Common Stock authorized to be issued is 40,000,000 shares, with a par value of $0.001 per share.

B.   Preferred Stock.  The rights, preferences, privileges and restrictions
     ---------------
granted to and imposed on the Preferred Stock are as follows:

     1.   Dividend Provisions. The holders of shares of Series A, Series B,
          -------------------
Series C and Series D Preferred Stock shall be entitled to receive dividends at the annual rate of $0.05 per share, $0.07 per share, $0.10 per share and $0.50 per share, respectively (adjusted to reflect stock splits, stock dividends and recapitalizations of the Preferred Stock), payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall not be cumulative. No dividends (other than those payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the corporation) shall be payable on any Common Stock of the corporation during any fiscal year of the corporation until dividends in the amount of $0.05, $0.07, $0.10 and $0.50 per share (adjusted to reflect stock splits, stock dividends and
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recapitalizations) on the Series A, Series B, Series C and Series D Preferred
Stock, respectively, shall have been paid or declared and set apart during that fiscal year. No dividend shall be paid on or declared and set apart for the shares of any Series of Preferred Stock for any dividend period unless at the same time a like proportionate dividend for the same dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid on or declared and set apart for the shares of all other such series of Preferred Stock.

     2.  Liquidation Preference.
         ----------------------

         (a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of Series A, Series B, Series C and Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the corporation to the holders of Common Stock by reason of their ownership thereof, the amount of $0.50 per share for each share of Series A Preferred Stock then held by them, the amount of $0.70 per share for each share of Series B Preferred Stock then held by them, the amount of $1.00 per share for each share of Series C Preferred Stock then held by them and the amount of $5.00 per share for each share of Series D Preferred Stock then held by them (adjusted to reflect stock splits, stock dividends and recapitalizations of the Preferred Stock), plus all declared but unpaid dividends on their respective shares of Series A, Series B, Series C and Series D Preferred Stock then held by them and no more. If, upon the occurrence of such an event, the assets and funds thus distributed among the holders of the Series A, Series B, Series C and Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A, Series B, Series C and Series D Preferred Stock in proportion to the preferential amount each such holder is entitled to receive.

         (b) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, and subject to the payment in full of the liquidation preferences with respect to the Preferred Stock in Section 2(a) above, the holders of Common Stock shall be entitled to receive, prior and in preference to any further distribution of the assets or surplus funds of the corporation to the holders of Preferred Stock by reason of their ownership thereof, the amount of $0.50 per share for each share of Common Stock then held by them (adjusted to reflect stock splits, stock dividends and recapitalizations), plus all declared but unpaid dividends on their respective shares of Common Stock then held by them and no more. If, upon the occurrence of such an event, the assets and funds thus distributed among the holders of the Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

         (c) After payment to the holders of Preferred Stock and Common Stock of the amounts set forth in Sections 2(a) and 2(b) above, the entire remaining assets and funds of the corporation legally available for distribution, if any, shall be distributed among the holders of Common Stock and Series A, Series B, Series C and Series D Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have

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the right to acquire upon conversion of the shares of Series A, Series B, Series
C and Series D Preferred Stock then held by them.

          (d) For purposes of this Section 2, any acquisition of the corporation by means of merger or other form of corporate reorganization in which the outstanding shares of the corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a reincorporation transaction or a transaction in which the stockholders of the corporation immediately before the transaction own, immediately after the transaction, a majority of the combined voting power of all classes of stock of the surviving entity) or a sale of all or substantially all of the assets of the corporation shall be treated as a liquidation, dissolution or winding up of the corporation and shall entitle the holders of Series A, Series B, Series C and Series D Preferred Stock and Common Stock to receive at the closing in cash, securities or other property amounts as specified in Sections 2(a), 2(b) and 2(c) above.

          (e) Any securities to be delivered to the holders of Series A, Series B, Series C and Series D Preferred Stock and/or Common Stock pursuant to Section 2(d) above shall be valued as follows:

               (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                      (A) If traded on a securities exchange or the NASDAQ National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the distribution;

                      (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the distribution; and

                      (C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the corporation.

               (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (i) (A),
(B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the corporation.

     3.   Conversion. The holders of the Preferred Stock shall have conversion
          ----------
rights as follows (the "Conversion Rights"):

          (a)  Right to Convert.
               -----------------

               (i) Subject to subsection (c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Preferred Stock, into such number of fully

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paid and nonassessable shares of Common Stock as is determined by dividing (i)
in the case of the Series A Preferred Stock, $0.50 for each share of Series A Preferred Stock or (ii) in the case of the Series B Preferred Stock, $0.70 for each share of Series B Preferred Stock or (iii) in the case of the Series C Preferred Stock, $1.00 for each share of Series C Preferred Stock or (iv) in the case of the Series D Preferred Stock, $5.00 for each share of Series D Preferred Stock, in each case by the applicable Conversion Price at the time in effect for such share. The initial Conversion Price for shares of Series A Preferred Stock shall be $0.50 per share, the initial Conversion Price for shares of Series B Preferred Stock shall be $0.70 per share, the initial Conversion Price for shares of Series C Preferred Stock shall be $1.00 per share and the initial Conversion Price for shares of Series D Preferred Stock shall be $5.00 per share; provided, however, that the Conversion Price for each Series of Preferred Stock shall be subject to adjustment as set forth in subsection 3(c).

               (ii) Each share of Series A, Series B, Series C and Series D Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such shares of Series A, Series B, Series C and Series D Preferred Stock, respectively, upon the earlier of (A) the date specified by vote or written consent or agreement of holders of at least two-thirds (2/3) of the shares of Preferred Stock then outstanding or (B) the consummation of the corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933), as amended (the "Securities Act"), which results in aggregate gross cash proceeds to the corporation in excess of $10,000,000 and the public offering price of which is not less than $5.00 per share.

          (b)  Mechanics of Conversion. Before any holder of Preferred Stock
               -----------------------
shall be entitled to voluntarily convert the same into shares of Common Stock, or to receive a certificate for the shares of Common Stock into which the same have been automatically converted pursuant to subsection 3(a)(ii), he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred Stock, and shall deliver written notice to the corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion will be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, unless otherwise designated in writing by the holders of such Preferred Stock, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

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          (c)  Conversion Price Adjustments of Preferred Stock. The respective
               -----------------------------------------------
Conversion Prices of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be subject to adjustment from time to time as follows:

               (i) (A) If the corporation, at any time or from time to time after the date of the first issuance of shares of Series C Preferred Stock (the "Purchase Date"), shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for a Series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such Series of Preferred Stock in effect immediately prior to each such issuance shall forthwith be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of shares of Additional Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such shares of Additional Stock so issued. For the purposes of this subsection, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Preferred Stock and all convertible securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Preferred Stock, convertible securities, or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the respective Conversion Prices (or other conversion ratios) resulting from the issuance of the Additional Stock causing the adjustment in question. Immediately after any Additional Stock is deemed issued, such Additional Stock shall be deemed to be outstanding.

                    (B) No adjustment of the Conversion Price for a Series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to 3 years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of 3 years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of the Conversion Price for any Series of Preferred Stock pursuant to this subsection 3(c)(i) shall have the effect of increasing such Conversion Price above the Conversion Price for such Series of Preferred Stock in effect immediately prior to such adjustment.

                    (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

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                    (D)  In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof to the corporation in monetary terms as determined by resolutions of the Board of Directors irrespective of any accounting treatment.

                    (E) In the case of the issuance, whether before, on or after the Purchase Date, of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:

                         1.  The aggregate maximum number of shares of Common
Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(c)(i)(C) and 3(c)(i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.

                         2.  The aggregate maximum number of shares of Common
Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3)(c)(i)(C) and 3(c)(i)(D)).

                         3.  In the event of any change in the number of shares
of Common Stock deliverable or any increase in the consideration payable to the corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from any antidilution provisions thereof, the Conversion Price of the Series A, Series B, Series C and Series D Preferred Stock resulting from any adjustment which was made upon the issuance of such options, rights or securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                         4.  Upon the expiration of any such options or rights,
the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A,

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Series B, Series C and Series D Preferred Stock resulting from any adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities, and any subsequent adjustments based thereon, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities shall continue to be deemed to be issued.

                    5. All Common Stock deemed issued pursuant to this subsection 3)(c)(i)(E) shall be considered issued only at the time of its deemed issuance and any actual issuance of such stock shall not be an actual issuance or a deemed issuance of the corporation's Common Stock under the provisions of this Section 3; provided however, that in the case of any options to purchase or rights to subscribe for Common Stock which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price for any Series of Preferred Stock shall be made until the expiration or exercise of all such options or rights, whereupon such adjustment shall be made in the same manner provided in subsection (E)(4) above.

          (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(c)(i)(E)) by the corporation on or after the Purchase Date other than shares of Common Stock issued or issuable:

                (A) pursuant to a transaction described in subsection 3(c)(iii) hereof,

                (B) to officers, directors, employees and consultants of the corporation directly or pursuant to a stock option plan or agreement or restricted stock plan or agreement, except that shares so issued in excess of 3,380,667 shares of Common Stock shall be considered "Additional Stock" unless the issuance has been approved by the stockholders and directors of the corporation,

                (C) for which adjustment of the Conversion Price is made pursuant to this Section 3,

                (D) upon conversion of the Series A, Series B, Series C or Series D Preferred Stock, or

                (E) pursuant to an acquisition of another business entity by the corporation, whereby the corporation owns not less than a majority of the voting power of such entity, provided such acquisition has been approved by the Board of Directors of the corporation, including the affirmative vote of the director elected by the Series C Preferred Stock and the affirmative vote of the director elected by the Series D Preferred Stock.

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               (iii)  In the event the corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the respective Conversion Price of the Series A, Series B, Series C and Series D Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of each such Series shall be increased in proportion to such increase of the aggregate shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

               (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the respective Conversion Price for the Series A, Series B, Series C and Series D Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of each such Series shall be decreased in proportion to such decrease in outstanding shares.

          (d)  Other Distributions. In the event the corporation shall declare a
               -------------------
distribution payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(c)(iii), then, in each such case for the purpose of this subsection 3(d), the holders of the Series A, Series B, Series C and Series D Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Series A, Series B, Series C and Series D Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

          (e)  Recapitalizations. If at any time or from time to time there
               -----------------
shall be a recapitalization of the Common Stock (other than a subdivision, combination, dividend or merger or sale of assets transaction provided for elsewhere in Sections 2 or 3) provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A, Series B, Series C and Series D Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

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          (f)  No Impairment. Without the consent of the holders of Preferred
               -------------
Stock in accordance with Article III(B)(5) below, the corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

          (g)  No Fractional Shares and Certificate as to Adjustments.
               ------------------------------------------------------

               (i) No fractional shares shall be issued upon conversion of the Preferred Stock, and the number of shares of Common Stock to be issued upon conversion shall be rounded to the nearest whole share with .5 being rounded to the nearest even number. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

               (ii) Upon the occurrence of each adjustment or readjustment of any Conversion Price of Series A, Series B, Series C or Series D Preferred Stock pursuant to this Section 3), the corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A, Series B, Series C and Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Series A, Series B, Series C or Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A, Series B, Series C or Series D Preferred Stock.

          (h)  Notices of Record Date. In the event of any taking by the
               ----------------------
corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the corporation shall mail to each holder of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (i)  Reservation of Stock Issuable Upon Conversion. The corporation
               ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

          (j)  Notices. Any notice required by the provisions of this Section 3
               -------
to be given to the holders of shares of Preferred Stock shall be deemed given upon actual receipt or deposit in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

     4.   Voting Rights.
          -------------

          (a) The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the by-laws of the corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

          (b) Notwithstanding subsection 4(a) above, the holders of Series D Preferred Stock, voting as a single class, shall be entitled to elect one (1) member of the corporation's board of directors; the holders of Series C Preferred Stock, voting as a single class, shall be entitled to elect one (1) member of the corporation's board of directors; and the holders of the Common Stock, the Series A Preferred Stock, and the Series B Preferred Stock (on an as-converted basis), voting as a single class, shall be entitled to elect the remaining members of the corporation's board of directors.

          (c) In the case of any vacancy in the office of the director elected by the holders of Series C Preferred Stock pursuant to Section 4(a) hereof, the holders of such Series of Preferred Stock may, by affirmative vote of a majority thereof, elect a successor or successors to hold the office for the unexpired term of the director whose place shall be vacant. Any director who shall have been elected by the holders of the Series C Preferred Stock or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Series C Preferred Stock or for cause as otherwise provided by Section 304 of the California Corporations Code.

          (d) In the case of any vacancy in the office of the director elected by the holders of Series D Preferred Stock pursuant to Section 4(a) hereof, the holders of such Series of Preferred Stock may, by affirmative vote of a majority thereof, elect a successor or successors to hold the office for the unexpired term of the director whose place shall be vacant. Any director who shall have been elected by the holders of the Series D Preferred Stock or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Series D Preferred Stock or for cause as otherwise provided by
Section 304 of the California Corporations Code.

     5.   Protective Provisions. So long as shares of Preferred Stock are
          ---------------------
outstanding, the corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of the Preferred Stock, except where otherwise required by law:

          (a) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or Series of related transactions in which more than 50% of the voting power of the corporation is disposed of;

          (b)  liquidate, dissolve, recapitalize or reorganize the corporation;

          (c) create or issue any new class or Series of stock or any other securities convertible into equity securities of the corporation (i) having a preference over, or being on a parity with, the Series A, Series B, Series C or Series D Preferred Stock with respect to voting, dividends or upon liquidation, or (ii) having rights similar to any of the rights of the Series A, Series B, Series C and Series D Preferred Stock under this Section 5;

          (d) adversely alter or change the rights, preferences or privileges of the Preferred Stock;

          (e)  reclassify any of the Company's outstanding capital stock;

          (f)  authorize any additional Preferred Stock; or

          (g)  amend any provision of this Section 5.

     6.   Status of Converted Stock. In the event any shares of Preferred Stock
          -------------------------
shall be converted pursuant to Section 3 hereof, the shares so converted shall be canceled and shall not be issuable by the corporation, and the Certificate of Incorporation of the corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

     7.   Repurchase of Shares. In connection with repurchases by the
          --------------------
corporation of its Common Stock pursuant to its agreements with certain of the holders thereof providing for such repurchases in the event of the termination of the status of such holder as an employee, director or consultant to the Company, each holder of Preferred Stock shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the California General Corporation Law, to distributions made by the corporation with respect to such repurchases.

     C.   Common Stock.
          ------------

          1.  Dividend Rights. Subject to the prior rights of holders of all
              ---------------
     classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2.  Liquidation Rights. Upon the liquidation, dissolution or winding
              ------------------
     up of the corporation, the assets of the corporation shall be distributed as provided in Section B.2. of this Article III.

          3.  Voting Rights. The holder of each share of Common Stock shall have
              -------------
     the right to one vote, and shall be entitled to notice of any stockholders meeting in accordance with the By-laws of the corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                   ARTICLE V

     The Corporation is to have perpetual existence.

                                  ARTICLE VI

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors.

B. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

C. Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE VII

A. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

C. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                 ARTICLE VIII

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                  ARTICLE IX

     Vacancies created by newly created directorships, created in accordance with the Bylaws of this Corporation, may be filled by the vote of a majority, although less than a quorum, of the directors then in office, or by a sole remaining director.

                                   ARTICLE X

A. Following the Closing of the first sale of Common Stock of the Corporation pursuant to the Securities Act of 1933, as amended, stockholders of the Corporation may not take any action by written consent in lieu of a meeting and any action contemplated by stockholders after such time must be taken at a duly called annual or special meeting of stockholders.

B. The number of directors which constitute the whole Board of Directors of the Corporation shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. Upon the closing of the first sale of Common Stock of the Corporation pursuant to a registration statement declared effective by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, the Board of Directors shall be divided into two classes designated as Class I and Class II, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date thereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of two years. At the second annual meeting of stockholders following the date thereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of two years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of two years to succeed the directors of the class whose terms expire at such annual meeting.

C. Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

                                  ARTICLE XI

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE XII

     The name and mailing address of the incorporator are as follows:

                               John K. Liu, Esq.
                       Wilson Sonsini Goodrich & Rosati
                              650 Page Mill road
                              Palo Alto, CA 94304

     The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is the act and deed of such incorporator and that the facts stated therein are true.


                                    ___________________________________________
                                    John K. Liu, Incorporator